Exhibit 10.18

Stuart Davis

Titan Investments

4725 South Monaco St.

Suite 340

Denver, CO 80237

Re: American Campus/Titan Relationship

Dear Stuart:

This letter is intended to set forth the general terms and conditions upon which the proposed Master Agreement (hereinafter defined) will be executed and upon which the proposed OPJV’s (hereinafter defined) will be formed and governed. Please understand that, except as otherwise set forth herein, this is merely a general letter of intent and is not intended to be binding upon the undersigned or any entities unless definitive and binding final agreements are signed. Subject to the terms and provisions hereof, the parties would be willing to enter into definitive and binding final agreements upon the following general terms and conditions:

1. Overview: American Campus Communities Operating Partnership, LP a Delaware limited partnership (“the OP”) and a subsidiary of Titan Investments (“Titan III”) will enter into a Master Agreement (herein so called), whereby Titan III will seek to find and present to the OP suitable development properties. After a development property is approved by the OP, and concurrently with the closing of the land acquisition for such transaction, the OP and Titan III, will form an asset owning Delaware limited liability company (each an “OPJV”) to develop and own such property. Each OPJV will be controlled by the OP.

2. Master Agreement:

A. The OP and Titan III will enter into the Master Agreement. Titan III will seek to locate off-campus properties suitable for development and/or refurbishment of student housing facilities throughout the United States.

B. The OP shall have the right to pursue on-campus and off-campus student housing developments and acquisitions in any market notwithstanding the fact that such opportunities may be in direct or indirect competition with the business of any of the OPJV’s and/or Titan III or any of its subsidiaries or related entities.

C. Before proposing any student housing development or redevelopment project (“Proposed Project”) to the OP, Titan III will perform appropriate site assessment, market analysis, feasibility analysis and preliminary development budget preparation. Titan III, the principals of Titan III and their affiliates may not (i) propose or offer a Proposed Project to another party or (ii) proceed with a Proposed Project on its own, unless Titan III has first proposed such Proposed Project to the OP pursuant to the Master Agreement and OP has declined such Proposed Project; provided, however, that even if such Proposed Project is rejected by the OP, such Proposed Project cannot be developed in a market in which either the OP or its parent or any of its affiliates owns (or has contracted to purchase) a project or has a project under construction.

D. The OP will have fourteen (14) business days to respond to a Proposed Project submitted with the information listed in 2(C)by Titan III under Section 12.

E. The Master Agreement will contain a form of development agreement to be entered into with each OPJV which will set forth the terms and conditions by which Titan III will provide development services for the OPJV. The Master Agreement will also contain a form of operating agreement for the OPJV’s.

3. Ownership of OPJV’s: The OPJV’s will be owned 70% by the OP and 30% by Titan.

4. Capitalization of OPJV’s: The approved development costs and operating expenses of each OPJV will be 100% funded by capital contributions by the OP, which capital contributions will not increase the OP’s 70% ownership share. Development costs will not include construction interest.

5. Pre-Closing Development Costs: When a Proposed Project is approved by the OP, the OP will reimburse Titan III for out-of –pocket expenses incurred with respect to the Proposed Project. Following such time as a Proposed Project is approved by the OP, and thereafter until such time as the OP advises Titan III that it is withdrawing its approval of such Proposed Project, the OP shall pay or reimburse Titan III for all actual third party expenses for design, inspection, testing, permitting and platting and any other approved costs which are within the pre-development budget approved by the OP.

6. Development Agreement: A separate Development Agreement shall be entered into by Titan III and each OPJV at the time of land acquisition. Each OPJV will pay Titan III a development fee equal to 4% of total development costs. The development fee will be paid 20% at closing of property acquisition and 80% as a percentage of development completed, subject to the terms of any construction loan.

7. OP Services to OPJV: The OP will be solely responsible for the financing, initial leasing setup of initial operation and ongoing management of each OPJV property. The OP will provide construction management services. Each OPJV will pay the OP a construction management fee equal to 2.5% of total development costs payable in the same manner as the development fee referenced in Section 6 above Each OPJV will also pay the OP a management fee of 4% of gross revenues generated by each OPJV property. The OP shall have the right to assign the construction management and/or the management activities and fees to a taxable REIT subsidiary. The OP will fund costs for discretionary construction upgrades required by the OP following approval of the budget. The OP will not receive a preferred return per section 9, on costs for discretionary construction upgrades and soft costs within the discretion and control of the OP.

8. Management and Capitalization of the OPJV’s: Each OPJV will be 100% controlled by the OP and the OP shall own 70% of the OPJV. To the extent that such OPJV conducts business with any affiliate of the OP, the terms and conditions of such business shall be on substantially the same terms and conditions as would have been obtained from a third party. Titan shall not be entitled to any voting or other rights in any OPJV other than to receive its Titan III 30% interest. The OP shall make all required equity capital contributions to each OPJV. If and to the extent that construction loan guarantees are required of an OPJV, they shall be provided by the OP. No fee or additional compensation shall be paid to the OP for providing such construction loan guarantees.

9. Titan’s Ownership Interest in the OPJV’s: Titan III will receive a 30% ownership interest in each OPJV, which will be calculated after payment of a preferred return to the OP. The OP’s preferred return shall be a 7.5% cumulative annual return (compounded monthly) based upon project costs (not in excess of the approved budget as increased by changes other than changes for discretionary construction upgrades and changes for soft costs not related to the municipal approval process or those soft costs controlled by Titan) as they are incurred. The cumulative return is to be adjusted for each OPJV to reflect a blending of the then current treasuries and the then current cost of REIT equity. If the OP’s preferred return is more than 300 basis points in excess of Real Estate 50 Index Dividend Yield for the most recent quarter available at the time any OPJV is formed, and the OP does not agree to reduce its preferred return, Titan may elect to present the investment offering to a different equity provider as an Alternate Equity Deal.

10. Valuation Methodology: Each OPJV property may be valued as of the end of any [calendar] year starting with the first full [calendar] year of operations (“Stabilization”), and the value of Titan III’s interest will be established on the basis of the stabilized NOI of the OPJV property. The valuation of each OPJV’s property will be its fair market value as agreed to by the parties or, failing such agreement, as determined by an agreed upon independent appraiser based on the property’s current operating performance.

11. Exit Mechanism: Titan III will have the right at any time to put its interest in a Stabilized OPJV to the OP for OP Units (valued at their public market price) or cash, at the OP’s election. These OP Units will be entitled to the registration rights to be afforded to holders of OP Units generally. Further at any time that such right is exercised by Titan III as to a positive return OPJV, the OP shall have the right to also call Titan III’s interest in one or more negative return OPJV’s which are fully operational for more than one calendar year and the price for such interests shall be calculated on a blended basis taking into account shortfalls from negative return OPJV’s. After a property’s fifth full calendar year of operations, the OP will have the right to force an exchange of Titan III’s interest in the property’s OPJV for OP Units (valued at their public market price) or cash, at the OP’s election. These OP Units will be entitled to the registration rights to be afforded to holders of OP Units then outstanding. The Master Agreement will specify to extent possible the limitations on converting Units to cash, i.e., length of holding period and issuing price.

12. Development Deals Outside of the Master Agreement: If Titan III proposes a Proposed Project for approval to the OP, the OP may (i) accept it, in which case an OPJV will be formed to own the property and a Development Agreement will be executed at the time the land acquisition is closed, (ii) if the OP does not accept the Proposed Project, Titan III may develop the project without the OP (an “Alternate Equity Deal”), or (iii) if the Investment Offering is in a market in which either the OP or its parent or any of its affiliates owns (or has contracted to purchase) a project, or has a project under construction, instruct Titan III not to pursue the transaction further (a “Veto”). If the OP does not make an election in the time provide in Section 2D, the OP will be deemed to have rejected the Proposed Project and Titan III will have the right to develop the Proposed Project as an Alternative Equity Deal.

13. Termination: Either the OP or Titan III shall have the right, by written notice to the other, to terminate the Master Agreement at any time. A termination of the Master Agreement will terminate future deals, but will not affect existing OPJVs, approved Proposed Projects or Proposed Projects that have been submitted but not yet acted on by the OP (subject to the OP’s right to approve or reject such Proposed Project).

14. Non-Compete:

A. During such time as the Master Agreement is in effect, Titan III, the principals of Titan III and their affiliates shall be precluded from engaging in any way in the student housing business, or from owning any direct or indirect interest in any student housing business (other than a nominal interest in a publicly-traded company engaged incidentally in such business); provided, however, Alternative Equity Deals shall be permitted.

B. If the Master Agreement is terminated as the result of an election (the “Titan Election”) by Titan III pursuant to section 13 above, for a period of 18 months following termination of the Master Agreement as described above, Titan III, the principals of Titan III and their affiliates shall be precluded from engaging in the student housing business in any capacity with the exception of Alternative Equity Deals in which Titan III is already an owner when the election is made pursuant to paragraph 12 above.

C. Provided, however, and notwithstanding the preceding paragraph, if the Titan Election is made at a time when the OP has rejected two (2) or more properly offered Proposed Projects in any calendar year on which construction is thereafter commenced as Alternate Equity Deals on the same project economic terms and conditions as proposed to the OP (provided, however, that Titan III may attempt to better its own position relative to that of the alternate equity source), then such non-compete set forth above shall not apply to Titan III, its principals or affiliates.

D. Further, if the Master Agreement is terminated as the result of an election (the “OP Election”) by the OP pursuant to paragraph 13 above, then such non compete set forth above shall not apply to Titan III, its principals or affiliates.

E. Notwithstanding anything to the contrary, it is understood that Titan III, its principals or affiliates shall in no manner be restricted in its ability to pursue non-student housing transactions at any time.

The signatories hereto understand that the terms and provisions of this Letter (other than the obligations of ACT-Village at CSU, LLC pursuant to Paragraph 15 hereinbelow and other than the obligations of ACT-Village at Temple, LLC, ACT-Village at Fresno State, LLC, and ACT-Village at CSU, LLC under Paragraph 16 hereinbelow, all of which obligations shall be agreements which are legally binding on ACT-Village at CSU, LLC, ACT-Village at Temple, LLC, and ACT-Village at Fresno State, LLC) are not binding upon the entities described herein and that the execution of definitive and complete legal agreements shall be necessary prior to the parties being legally bound; however, however, the parties do commit in good faith to negotiate a definitive and binding final agreement to the extent it is substantially in accordance with the terms and provisions of this Letter. Further, it is understood and agreed and it shall be binding upon the signatories that the transactions reflected in this Letter are specifically conditioned upon the closing of a public offering by the REIT which shall own the OP.

15. Contingent Payment. In the event that Trustees of The California State University (or any party affiliated therewith) purchases the project containing approximately 480 beds in San Bernardino, California, either (i) pursuant to that certain Option to Purchase Agreement dated July 16, 2003 between such Trustees and ACT-Village at CSU, LLC, or (ii) otherwise in general accordance with the provisions of said Option to Purchase, then ACT-Village at CSU, LLC will pay to Titan Investments I, LLC (“Titan I”) an amount equal to 31.6% of the positive difference, if any, between (i) the gross sale proceeds received by ACT-Village at CSU, LLC in connection with such sale and (ii) the sum of (a) $27,940,000.00 and (b) the reasonable closing costs incurred by the seller in connection with the closing of the sale (not including legal fees).

16. Construction Management Agreement. ACT-Village at Temple, LLC shall enter into a Construction Management Agreement (herein so called) relative to the University Village at Temple project with an affiliate of Titan I designated by Titan I, which Construction Management Agreement shall provide for such affiliate of Titan I to provide services relative to assisting with contractor punch list items, final construction draws and such other services previously provided to such project by Titan Management I, LLC. The Construction Management Agreement shall provide that ACT-Village at Temple, LLC shall pay, such affiliate of Titan I a construction management fee equal to 31.6% of that which would have been paid to Titan Management I, LLC under its prior development agreement as and when they would have been payable under the prior development agreement. ACT-Village at CSU, LLC and ACT-Village at Fresno State, LLC, respectively, shall enter into Construction Oversight Agreements (herein so called)

relative to the project described in Paragraph 15, hereinabove, and the project being developed in Fresno, California by University Village at Fresno State, LLC, with an affiliate of Titan I designated by Titan I, each of which Construction Oversight Agreements shall provide for such affiliate of Titan I to provide services relative to the oversight of completing contractor punch list items, final construction draws and such other services previously provided to such project by Titan Management I, LLC under the prior development agreements between Titan Management I, LLC and such LLC’s. The Construction Oversight Agreement with ACT-Village at CSU, LLC shall require ACT-Village at CSU, LLC to pay to such affiliate of Titan I 31.6% of the fees which would otherwise have been payable to Titan Management I, LLC’s under its prior development agreement as and when they would have been payable thereunder, and the Construction Oversight Agreement with ACT-Village at Fresno State, LLC, shall require ACT-Village at Fresno State, LLC to pay to such affiliate of Titan I 31.6% of the fees which would otherwise have been payable to Titan Management I, LLC under its prior management agreement as and when they would have been payable thereunder.

Executed by:

/s/ Brian B. Nickel
Brian Nickel as authorized agent of each of ACT-Village at Temple, LLC, ACT-Village at CSU, LLC and ACT-Village at Fresno State, LLC

/s/ Stuart Davis
Stuart Davis on behalf of Titan I